Exhibit 99.1

CONQUEST FARMS OUT KENTUCKY PROPERTIES

HOUSTON, TX February 2012 --Conquest Petroleum Incorporated (OTCBB: CQPT), an independent oil and gas producing company, has consummated an Agreement with a 3rd Party (“Farmee”) to Farm-out wells and acreage contained on the Company’s approximate 9,000 acre leasehold interests in Muhlenberg County, Kentucky.

The Agreement calls for the assignment of the 27 existing well bores on the 3000 acre Shearn Coal lease. The Farmee will have the right to workover any or all of these wells at its own cost and expense. Any wells not worked over will be plugged and abandoned at the expense of the Farmee. Conquest will maintain a 10% interest in any wells returned to production and will bear absolutely no costs in restoration or operations.

Further, the Agreement calls for the Farmee to drill wells on the Shearn Coal lease and the other leases comprising an additional 6000 acres. The first well must be spudded by July 1, 2012 and the Farmee will be obligated to drill an additional well per quarter or the term of the option will lapse. The Farmee will earn the well bore only for wells on the Shearn Coal lease; and, shall earn the lease on any of the other leases in the additional acreage. Conquest will maintain a 25% interest in any and all wells drilled and completed and will bear absolutely no costs for drilling, completing, equipping, and operating for any of the wells.

Excluded from the Agreement is the New Albany Shale formation which is the only formation of interest to the Company. Should the Company raise the funds to develop the New Albany Shale, it will operate any well drilled and completed in that formation to include a pipeline and surface equipment..

Robert D. Johnson, CEO, states that, “This Agreement allows the Company to monetize acreage with existing wells that are currently shut-in, obviate eventual plug and abandonment liability, and grow assets through the drilling and completion of new wells at no cost or expense to the Company. The Company retains the New Albany Shale which is the only asset in this area given a value by the Company. The Agreement represents a positive occurrence for both parties.”

Contact Information for the Company’s Investor Relations Representation can be found on the web site and below.

CAUTIONARY STATEMENT

Some of the items discussed in this presentation are forward-looking statements about Conquest Petroleum Incorporated ("Conquest" or the "Company") and its activities in Louisiana and Kentucky, known and unknown risks and uncertainties, which may cause Conquest's or its wholly owned subsidiaries' actual future results to vary widely. Words such as "anticipates", "hopes", "expects", "intends", "plans", "targets", "projects", "believes", "seeks", "estimates", and similar expressions are intended to identify such forward-looking statements. The statements are based upon Management's current expectations, estimates and projections, are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and are difficult to predict. Among the factors that could cause actual results to differ materially are changes in demand for, and prices of and demand for, crude oil and natural gas, the results of drilling and testing, local political events, civil unrest, weather, the ability to obtain equity or debt financing on acceptable terms, if at all, working capital constraints, and general economic conditions. You should not place undo reliance on these forward-looking statements, which speak only from the date of this document. Unless legally required, Conquest undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:  Killian Capital Corp
          Ann Thomas
          210-744-9565
          ann_thomas@msn.com
          13131 Champions Drive Suite 205
          Houston, TX 77069